Exhibit 24.1

Power of Attorney

Know all men and women by these presents, that each person whose signature appears below, hereby constitutes and appoints Andrew H. Beck and Roger N. Batkin his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign the annual report on Form 10-K of AGCO Corporation for the fiscal year ended December 31, 2014 and any or all amendments or supplements thereto, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to the Form 10-K or any amendments or supplements thereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Date

/s/ Martin Richenhagen	February 27, 2015
Martin Richenhagen

/s/ Roy V. Armes	February 27, 2015
Roy V. Armes

/s/ Michael C. Arnold	February 27, 2015
Michael C. Arnold

/s/ P. George Benson	February 27, 2015
P. George Benson

/s/ Wolfgang Deml	February 27, 2015
Wolfgang Deml

/s/ Luiz F. Furlan	February 27, 2015
Luiz F. Furlan

/s/ George E. Minnich	February 27, 2015
George E. Minnich

/s/ Gerald L. Shaheen	February 27, 2015
Gerald L. Shaheen

/s/ Mallika Srinivasan	February 27, 2015
Mallika Srinivasan

/s/ Hendrikus Visser	February 27, 2015
Hendrikus Visser